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                     June 10, 2022

       Joshua Mann
       Co-Chief Executive Officer and Director
       Northern Lights Acquisition Corp.
       10 East 53rd Street
       Suite 3001
       New York, New York 10022

                                                        Re: Northern Lights
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 15,
2022
                                                            File No. 001-40524

       Dear Mr. Mann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance